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                                                                  EXHIBIT (a)(7)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated May 17, 1999, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser (as defined below) may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager (as defined below) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                     NOTICE OF OFFER TO PURCHASE FOR CASH

                     ALL ISSUED AND OUTSTANDING SHARES OF

                                 COMMON STOCK

                                      OF

                                     EMCON

                                      AT

                              $6.75 NET PER SHARE

                                      BY

                        SEISMIC ACQUISITION CORPORATION
                           A Wholly Owned Subsidiary
                                      OF
                              THE IT GROUP, INC.

     Seismic Acquisition Corporation, a California corporation ("Purchaser"), which is a newly formed, wholly owned subsidiary of The IT Group, Inc., a Delaware corporation ("Parent"), is offering to purchase all of the issued and outstanding shares of common stock, no par value per share (the "Shares"), of EMCON, a California corporation (the "Company"), at a price of $6.75 per Share, net to each tendering shareholder in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 17, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"). The Offer is being made pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of May 10, 1999, by and among the Company, Purchaser and Parent. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser, and further provides that, following the purchase of Shares pursuant to the Offer and promptly after the satisfaction or, if permissible, waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will continue as the surviving corporation after the Merger. At the election of Parent, to the extent that such action would not cause a failure of a condition to the Offer or the Merger, the Merger may be structured so that the Company shall be merged with and into Purchaser with the result that Purchaser shall become the surviving corporation.

                THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

                12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY,

                  JUNE 14, 1999, UNLESS THE OFFER IS EXTENDED

     At the effective time of the Merger (the "Effective Time"), if the Purchaser holds at least 90% of the Shares then outstanding, each Share issued and outstanding prior to the Effective Time (other than Shares held by Parent, Purchaser, the Company or any of their wholly-owned subsidiaries (collectively, the "Excluded Shares"), and any Shares with respect to which the holder properly exercises such holder's appraisal rights in accordance with the applicable California General Corporation Law (the "Dissenting Shares")) shall automatically be canceled and extinguished and shall be converted into the right to receive the Offer Price, or the greatest amount per Share as is paid pursuant to the Offer, (the "Cash Merger Consideration") in cash, without interest thereon.

     If Purchaser does not hold at least 90% of the Shares then outstanding at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and any Dissenting Shares, shall automatically be canceled and extinguished and shall be converted into the right to receive that fraction of a fully paid and nonassessable share of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock") equal to the Conversion Number (the "Stock Merger Consideration" and together with the Cash Merger Consideration, the "Merger Consideration"). The Conversion Number shall be equal to a fraction (rounded to the nearest third decimal point), (a) the numerator of which shall be equal to the Cash Merger Consideration and (b) the denominator of which shall be equal to the average of the closing sales price of a share of Parent Common Stock as reported on the New York Stock Exchange for each of the ten (10) consecutive trading days ending on, and including, the second trading day immediately preceding the date on which a final vote of the shareholders of the Company on the adoption and approval of the Merger shall have been held (the "Parent Average Stock Price"); provided, however, if the Parent Average Stock Price is equal to or less than $12.50, then the Conversion Number shall be 0.540.

     At the Effective Time, each Excluded Share shall be canceled and extinguished and cease to exist without any conversion thereof, and no payment shall be made with respect thereto. Each holder (other than holders of Excluded Shares) of a certificate representing any Shares shall, after the Effective Time, cease to have any rights with respect to such Shares, except either to receive the Merger Consideration upon surrender of such certificate, or to exercise such holder's appraisal rights as provided in the Merger Agreement and the California General Corporation Law.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS OF THE COMPANY, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is conditioned upon, among other things, there being validly tendered prior to the Expiration Date and not withdrawn, at least a number of Shares equal to eighty percent (80%) of the Shares issued and outstanding on a fully diluted basis (the "Minimum Condition"). The Offer is also conditioned on the satisfaction or waiver of certain other conditions, including receipt by Purchaser and the Company of certain governmental and regulatory approvals. Any determination concerning the satisfaction of such terms and conditions will be made by Purchaser in its good faith judgment and such determination will be final and binding on all tendering shareholders.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all of the Shares validly tendered pursuant to the Offer prior to the Expiration Date and not withdrawn in accordance with the provisions set forth in the Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on the twentieth business day following the commencement of the Offer, unless and until Purchaser, in its sole discretion (subject to any restrictions contained in the Merger Agreement), shall from, time to time, extend the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer is extended.

     If all of the conditions to the Offer are not satisfied on any scheduled Expiration Date of the Offer then, provided that all such conditions are reasonably capable of being satisfied, Purchaser shall extend the Offer until such conditions are satisfied or waived; provided further, that Purchaser shall not be required to extend the Offer beyond July 9, 1999; and provided further, however, that Purchaser may (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or (ii) extend the Offer for any reason on one or more occasions for an aggregate of not more than twenty (20) business days beyond

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the initial Expiration Date if more than the number of Shares sufficient to satisfy the Minimum Condition but less than 90% of the Shares issued and outstanding have been tendered.

     Any extension by Purchaser shall be effective by giving oral or written notice of such extension to ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"). During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw such shareholder's Shares. If Purchaser extends the Offer, or (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in the Offer to Purchase. However, the ability of Purchaser to delay payment for Shares that Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after either (a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares and any other required documents, has been timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and (ii) either Share certificates for tendered Shares have been timely received by the Depositary at one of such addresses or such Shares have been timely delivered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase (and a Book-Entry Confirmation (as defined in the Offer to Purchase) timely received by the Depositary) or (b) the tendering shareholder has complied with the guaranteed delivery procedures set forth in the Offer to Purchase.

     Purchaser expressly reserves the right to waive any conditions to the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price, to extend the duration of the Offer, or to make any other changes in the terms and conditions of the Offer; provided, however, that, without the Company's prior written consent, no such change may be made which decreases the Offer Price, changes the form of consideration to be paid in the Offer, reduces the maximum number of Shares to be purchased in the Offer, imposes conditions to the Offer in addition to the conditions set forth in the Merger Agreement or amends any other material terms of the Offer in a manner adverse to the Company's shareholders.

     Tenders of Shares made pursuant to the Offer will be irrevocable, except that Shares tendered may be withdrawn at any time prior to the Expiration Date, and, unless theretofore accepted for payment and paid for as provided herein, may also be withdrawn at any time on or after July 15, 1999. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share certificates if different from the name of the person who tendered such Shares. If Share certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share certificates, the serial numbers shown on such Share certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the second sentence of this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

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

     The Company has provided Purchaser with the Company shareholder list, a nonobjecting beneficial owners list, and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the Letter of Transmittal and other material relevant to the Offer will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for copies of the Offer to Purchase, the Letter of Transmittal and other materials related to the Offer may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Purchaser's expense. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below.

                    The Information Agent for the Offer is:

                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (call collect)

                         CALL TOLL FREE (800) 322-2885

                     The Dealer Manager for the Offer is:
                              CIBC World Markets
                          One World Financial Center
                           New York, New York 10281
                                (212) 856-3540

May 17, 1999

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